Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Varvara Alva	Steve Nolan
312-517-6460	312-517-6074
ir@gogoair.com	pr@gogoair.com

Gogo Announces Third Quarter 2016 Financial Results

•	Record quarterly revenue of $147 million, up 17 percent

•	Air France-KLM selected Gogo’s 2Ku technology for installation on more than 120 aircraft

•	2Ku awards now exceed 1,500 across 13 airlines

•	27 2Ku systems were installed in October bringing total 2Ku installed aircraft to 45 across 5 airlines

•	Gogo announced that its next generation Air to Ground (ATG) network will be capable of 100 Mbps speeds by 2018

Chicago, Ill., November 3, 2016 – Gogo Inc. (Nasdaq: GOGO), the global leader in providing broadband connectivity solutions and wireless entertainment to the aviation industry, today announced its financial results for the quarter ended September 30, 2016.

Third Quarter 2016 Consolidated Financial Results

•	Revenue increased to $147.3 million, up 17% from Q3 2015. Service revenue increased to $129.1 million, up 20% from Q3 2015, driven by a 17% increase in commercial aircraft online to 2,885, a 20% increase in ATG business aircraft online to 3,974, and increased customer usage across all segments.

•	Net loss increased to $33.3 million, up 15% from Q3 2015, and Adjusted EBITDA(1) increased to a record $15.2 million, up 57% from Q3 2015.

•	Capital expenditures increased to $43.7 million from $23.5 million in Q3 2015. Cash CAPEX(1) increased to $35.6 million from $11.8 million in Q3 2015, primarily due to increased airborne equipment purchases for 2Ku installations.

“We are delighted by the rapid acceptance of our 2Ku system, which is delivering streaming class connectivity service and which we are installing at an ever-growing pace” said Michael Small, Gogo’s President and CEO. “By year end, we will have between 75 and 100 2Ku aircraft installed, and we are on track to install up to another 1,200 between 2017 and 2018. The success of 2Ku, and our pending deployment of a much faster ATG system, positions us to deliver 100 Mbps speeds to far more commercial and business aircraft than any other IFC provider.”

“We expect to be solidly generating cash in 2020 due to strong revenue growth from 2Ku and lower cash CAPEX after 2018,” said Gogo’s Executive Vice President and CFO, Norman Smagley.

Third Quarter 2016 Business Segment Financial Results

Commercial Aviation - North America (CA-NA)

•	Total revenue increased to $90.7 million, up 15% from Q3 2015, primarily driven by an increase in aircraft online.

•	Aircraft online increased to 2,629, up 33 aircraft from June 30, 2016, and included more than 1,500 ATG-4 equipped aircraft. This segment had approximately 170 net new awarded but not yet installed aircraft, including approximately 80 2Ku net new aircraft as of September 30, 2016. In addition, approximately 800 aircraft have been awarded for conversion to 2Ku as of September 30, 2016.

•	Average monthly service revenue per aircraft equivalent, or ARPA, was $11,145, essentially unchanged from Q3 2015. However, Q3 2016 ARPA increased by approximately 8% year over year when adjusted to exclude regional jets and aircraft operated by new airline partners that have been added since 2015.

•	Segment profit increased to $14.5 million, up 23% from Q3 2015. Segment profit as a percentage of segment revenue rose to 16% in Q3 2016, up from 15% in Q3 2015.

Business Aviation (BA)

•	Service revenue increased to $33.3 million, up 28% from Q3 2015, driven primarily by a 20% increase in ATG systems online and a 9% increase in average monthly service revenue per ATG unit online. Service revenue accounted for 68% of the segment’s total revenue in Q3 2016.

•	Equipment revenue decreased to $15.6 million, down 14% from Q3 2015, driven primarily by $2.0 million of deferral of GogoBiz equipment revenue until 4G equipment is shipped, which is expected to start in the first half of 2017.

•	Total segment revenue increased to $48.9 million, up 11% from Q3 2015.

•	Segment profit increased to $20.7 million, up 14% from Q3 2015. Segment profit as a percentage of segment revenue was 42% in Q3 2016, up from 41% in Q3 2015.

Commercial Aviation - Rest of World (CA-ROW)

•	Total revenue increased to $7.6 million, up 110% from Q3 2015, driven primarily by an increase in aircraft online and higher revenue per aircraft.

•	Aircraft online increased to 256, up 96 aircraft from Q3 2015. This segment had approximately 600 net new awarded but not yet installed aircraft as of September 30, 2016.

•	ARPA increased to $14,536, up 22% from Q3 2015, primarily driven by increased airline-paid passenger usage.

•	Segment loss of $19.9 million was largely unchanged from Q3 2015.

Recent Developments

•	Air France-KLM selected Gogo’s 2Ku technology for its existing long-haul fleet, with an option to install 2Ku on additional aircraft in the future. European airline partners now include Air France-KLM, British Airways, Iberia and Virgin Atlantic for a total of nearly 300 aircraft awards.

•	Gogo announced the development of its next generation air-to-ground network for business and commercial aircraft operating in North America. The network, which will employ both Gogo’s current licensed ATG spectrum and the unlicensed 2.4 GHz spectrum, is expected to increase peak speeds to the aircraft to 100 Mbps and leverage Gogo’s existing ground network infrastructure.

•	Gogo partnered with Phasor, a developer of modular and electronically steerable antennas, to develop low profile, electronically-steerable antennas for in-flight connectivity applications.

•	Gogo has received the regulatory approvals required to offer in-flight connectivity service on international flights over China and launched service in partnership with China Telecom Satellite.

•	Gogo Business Aviation partnered with Garmin, JetFuelX and FltPlan.com to bring a variety of new cockpit and operational applications to pilots of light jets and turboprops through Gogo’s ATG 1000 system.

Business Outlook

For the full year ending December 31, 2016, Gogo’s guidance remains unchanged. The Company expects:

•	In-flight connectivity installations

•	CA-NA net new installations of approximately 300 aircraft in 2016, including approximately 600 ATG-4 aircraft installations and upgrades

•	CA-ROW net new installations of approximately 75 aircraft in 2016

•	2Ku installations of 75 to 100 aircraft in 2016

•	Total revenue above the mid-point of $575 million to $595 million

•	CA-NA revenue of $350 million to $365 million

•	BA revenue of $190 million to $205 million

•	CA-ROW revenue of $25 million to $30 million

•	Adjusted EBITDA[1] of $55 million to $65 million

•	Capital expenditures and Cash CAPEX toward the high end of the $150 million to $185 million and $110 million to $135 million ranges, respectively

(1)	See Non-GAAP Financial Measures below

Conference Call

The third quarter conference call will be held on November 3rd, 2016 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the company’s website at http://ir.gogoair.com. Participants can also access the call by dialing (844) 464-3940 (within the United States and Canada) or (765) 507-2646 (international dialers) and entering conference ID number 98689540.

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA and Cash CAPEX in the supplemental tables below. Management uses Adjusted EBITDA and Cash CAPEX for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies. Adjusted EBITDA and Cash CAPEX are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance with Adjusted EBITDA or liquidity with Cash CAPEX, as applicable, investors should (i) evaluate each adjustment in our reconciliation to net loss attributable to common stock, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results, and (iii) use Cash CAPEX in addition to, and not as an alternative to, consolidated capital expenditures when evaluating our liquidity. No reconciliation of the forecasted range for Adjusted EBITDA for fiscal 2016 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. In particular, we are not able to provide a reconciliation for the forecasted range of Adjusted EBITDA due to variability in the timing of aircraft installations and deinstallations impacting depreciation expense and amortization of deferred airborne leasing proceeds.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the loss of, or failure to realize benefits from, agreements with our airline partners or any failure to renew any existing agreements upon expiration or termination; the failure to maintain airline satisfaction with our equipment or our service; any inability to timely and efficiently roll out our 2Ku service, next-gen ATG or other components of our technology roadmap for any reason, including regulatory delays or failures, or delays on the part of any of our suppliers, some of whom are single source, or the failure by our airline partners to roll out equipment upgrades, new services or adopt new technologies in order to support increased network capacity demands; the timing of deinstallation of our equipment from aircraft, including deinstallations resulting from aircraft retirements and other deinstallations permitted by certain airline contract provisions; the loss of relationships with original equipment manufacturers or dealers; our ability to develop or purchase ATG and satellite network capacity sufficient to accommodate current and expected growth in passenger demand in North America and internationally as we expand; our reliance on third-party suppliers, some of whom are single source, for satellite capacity and other services and the equipment we use to provide services to commercial airlines and their passengers and business aviation customers; unfavorable economic conditions in the airline industry and/or the economy as a whole; our ability to expand our international or domestic operations, including our ability to grow our business with current and potential future airline partners; an inability to compete effectively with other current or future providers of in-flight connectivity services and other products and services that we offer, including on the basis of price, service performance and line-fit availability; our ability to successfully develop and monetize new products and services such as Gogo Vision, Gogo Text & Talk and Gogo TV, including those that were recently released, are currently being offered on a limited or trial basis, or are in various stages of development; our ability to deliver products and services, including newly developed products and services, on schedules consistent with our contractual commitments to customers; the effects, if any, on our business of past or future airline mergers, including the merger of American Airlines and U.S. Airways; the failure of our equipment or material defects or errors in our software resulting in recalls or substantial warranty claims; a future act or threat of terrorism, cyber-security attack or other events that could result in a prohibition or restriction of the use of Wi-Fi enabled devices on aircraft; a revocation of, or reduction in, our right to use licensed spectrum, the availability of other air-to-ground spectrum to a competitor or the repurposing by a competitor of other spectrum for air-to-ground use; our use of open source software and licenses; the effects of service interruptions or delays, technology failures and equipment failures or malfunctions arising from defects or errors in our software or defects in or damage to our equipment; the limited operating history of our CA-NA and CA-ROW segments; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll-out of our technology roadmap or our international expansion; compliance with U.S. and foreign government regulations and standards, including those related to regulation of the Internet, including e-commerce or online video distribution changes, and the installation and operation of satellite equipment and our ability to obtain and maintain all necessary regulatory approvals to install and operate our equipment in the United States and foreign jurisdictions; our, or our technology suppliers’, inability to effectively innovate; costs associated with defending pending or future intellectual property infringement and other litigation or claims; our ability to protect our intellectual property; breaches of the security of our information technology network, resulting in unauthorized access to our customers’ credit card information or other personal information; any negative outcome or effects of pending or future litigation; limitations and restrictions in the agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms or at all; fluctuations in our operating results; our ability to attract and retain customers and to capitalize on revenue from our platform; the demand for and market acceptance of our products and services; changes or developments in the regulations that apply to us, our business and our industry; the attraction and retention of qualified employees, including key personnel; the effectiveness of our marketing and advertising and our ability to maintain and enhance our brands; our ability to manage our growth in a cost-effective manner and integrate and manage acquisitions; compliance with anti-corruption laws and regulations in the jurisdictions in which we operate, including the Foreign Corrupt Practices Act and the (U.K.) Bribery Act 2010; restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the U.S. Office of Foreign Assets Control; difficulties in collecting accounts receivable.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

With more than two decades of experience, Gogo is the leader in in-flight connectivity and wireless entertainment services for commercial and business aircraft around the world. Gogo connects aircraft, providing its aviation partners with the world’s most powerful network and platform to help optimize their operations. Gogo’s superior technologies, best-in-class service, and global reach help planes fly smarter, our aviation partners perform better, and their passengers travel happier.

Today, Gogo has partnerships with 17 commercial airlines and is now installed on more than 2,800 commercial aircraft. Approximately 7,000 business aircraft are also flying with its solutions, including the world’s largest fractional ownership fleets. Gogo also is a factory option at every major business aircraft manufacturer. Gogo has more than 1,000 employees and is headquartered in Chicago, IL, with additional facilities in Broomfield, CO, and various locations overseas. Connect with us at www.gogoair.com and business.gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2016	2015	2016	2015
Revenue:
Service revenue	$129,099	$107,243	$375,406	$304,044
Equipment revenue	18,168	19,164	61,146	59,065

Total revenue	147,267	126,407	436,552	363,109

Operating expenses:
Cost of service revenue (exclusive of items shown below)	56,365	46,470	164,615	138,030
Cost of equipment revenue (exclusive of items shown below)	10,527	9,813	36,752	29,605
Engineering, design and development	25,835	23,375	72,201	60,807
Sales and marketing	14,874	14,601	46,366	39,678
General and administrative (1)	21,661	21,487	65,038	63,096
Depreciation and amortization	26,779	22,224	76,042	61,814

Total operating expenses	156,041	137,970	461,014	393,030

Operating loss	(8,774)	(11,563)	(24,462)	(29,921)

Other (income) expense:
Interest income	(852)	(49)	(1,064)	(65)
Interest expense	24,848	16,734	58,701	42,630
Loss on extinguishment of debt	—	—	15,406	—
Adjustment of deferred financing costs	—	—	(792)	—
Other (income) expense	34	377	(137)	287

Total other expense	24,030	17,062	72,114	42,852

Loss before income taxes	(32,804)	(28,625)	(96,576)	(72,773)
Income tax provision	469	245	997	961

Net loss	$(33,273)	$(28,870)	$(97,573)	$(73,734)

Net loss attributable to common stock per share—basic and diluted	$(0.42)	$(0.37)	$(1.24)	$(0.92)

Weighted average number of shares—basic and diluted	79,003	78,633	78,864	80,047

(1)	Note: Previously reported operating expenses for the quarter ended September 30, 2015 have been revised to reflect the classification of incentive compensation expense and stock-based compensation expense in the same operating expense line items as the related base cash compensation. There was no change in total operating expenses, net loss or net loss per share, or to the consolidated balance sheets or statements of comprehensive loss, cash flows or stockholders’ equity (deficit). See Note 1, “Basis of Presentation” in our Quarterly Report on Form 10-Q for the period ended September 30, 2016 for additional information on these revisions.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents (2)	$146,830	$147,342
Short-term investments (2)	338,725	219,491

Total cash, cash equivalents and short-term investments (2)	485,555	366,833
Accounts receivable, net of allowances of $587 and $417, respectively	62,687	69,317
Inventories	35,590	20,937
Prepaid expenses and other current assets	28,923	10,920

Total current assets	612,755	468,007

Non-current assets:
Property and equipment, net	493,225	434,490
Intangible assets, net	84,170	78,823
Goodwill	620	620
Long-term restricted cash	7,535	7,535
Other non-current assets	25,919	14,878

Total non-current assets	611,469	536,346

Total assets	$1,224,224	$1,004,353

Liabilities and Stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$30,952	$28,189
Accrued liabilities	108,581	88,690
Accrued airline revenue share	15,236	13,708
Deferred revenue	28,913	24,055
Deferred airborne lease incentives	27,888	21,659
Current portion of long-term debt and capital leases	2,775	21,277

Total current liabilities	214,345	197,578

Non-current liabilities:
Long-term debt	796,201	542,573
Deferred airborne lease incentives	135,719	121,732
Deferred tax liabilities	8,055	7,425
Other non-current liabilities	87,877	68,850

Total non-current liabilities	1,027,852	740,580

Total liabilities	1,242,197	938,158

Stockholders’ equity (deficit)
Common stock	9	9
Additional paid-in-capital	874,272	861,243
Accumulated other comprehensive loss	(1,812)	(2,188)
Accumulated deficit	(890,442)	(792,869)

Total stockholders’ equity (deficit)	(17,973)	66,195

Total liabilities and stockholders’ equity (deficit)	$1,224,224	$1,004,353

(2)	Note: During the three months ended September 30, 2016, Gogo determined that it was necessary to revise the presentation of its investments in U.S. Treasury bills as short-term investments, rather than as cash and cash equivalents, in the unaudited condensed consolidated balance sheets. Gogo’s short-term investments are comprised of investments in U.S. Treasury bills with remaining maturities at the date of purchase of more than three months but less than twelve months. See Note 1, “Basis of Presentation” in Gogo’s Quarterly Report on Form 10-Q for the period ended September 30, 2016 for additional information on these revisions.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Nine Months
	Ended September 30,
	2016	2015
Operating activities:
Net loss	$(97,573)	$(73,734)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	76,042	61,814
Loss on asset disposals/abandonments	1,619	2,075
Deferred income taxes	630	620
Stock-based compensation expense	12,986	10,843
Loss on extinguishment of debt	15,406	—
Amortization of deferred financing costs	2,981	3,016
Accretion of Convertible Notes	12,940	8,472
Adjustment of deferred financing costs	(792)	—
Changes in operating assets and liabilities:
Accounts receivable	6,874	(3,685)
Inventories	(14,653)	2
Prepaid expenses and other current assets	(18,106)	3,848
Accounts payable	2,174	(5,146)
Accrued liabilities	2,750	15,633
Deferred airborne lease incentives	8,635	22,525
Deferred revenue	19,690	19,755
Deferred rent	317	19,927
Accrued airline revenue share	1,525	(30)
Accrued interest	16,025	1,116
Other non-current assets and liabilities	(4,322)	286

Net cash provided by operating activities	45,148	87,337

Investing activities:
Proceeds from the sale of property and equipment	84	75
Purchases of property and equipment	(107,108)	(105,105)
Acquisition of intangible assets—capitalized software	(21,586)	(12,678)
Purchases of short-term investments (3)	(278,961)	(249,688)
Redemptions of short-term investments (3)	159,727	99,953
Decrease in restricted cash	136	20

Net cash used in investing activities (3)	(247,708)	(267,423)

Financing activities:
Proceeds from the issuance of senior secured notes	525,000	—
Payments on amended and restated credit agreement	(310,132)	(7,016)
Proceeds from the issuance of convertible notes	—	361,940
Forward transactions	—	(140,000)
Payment of issuance costs	(10,610)	(10,669)
Payments on capital leases	(1,875)	(1,868)
Stock-based compensation activity	43	4,113

Net cash provided by financing activities	202,426	206,500

Effect of exchange rate changes on cash	(378)	570

Increase (decrease) in cash and cash equivalents	(512)	26,984
Cash and cash equivalents at beginning of period	147,342	131,295

Cash and cash equivalents at end of period	$146,830	$158,279

(3)	Note: During the three months ended September 30, 2016, Gogo determined that it was necessary to revise the presentation of its investments in U.S. Treasury bills as short-term investments, rather than as cash and cash equivalents, in the unaudited condensed consolidated balance sheets. Gogo’s short-term investments are comprised of investments in U.S. Treasury bills with remaining maturities at the date of purchase of more than three months but less than twelve months. See Note 1, “Basis of Presentation” in Gogo’s Quarterly Report on Form 10-Q for the period ended September 30, 2016 for additional information on these revisions.

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Commercial Aviation North America
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2016	2015	2016	2015
Aircraft online (at period end)	2,629	2,312	2,629	2,312
Aircraft equivalents (average during the period)	2,663	2,308	2,599	2,232
Average monthly service revenue per aircraft equivalent (ARPA)	$11,145	$11,218	$11,256	$11,209
Gross passenger opportunity (GPO) (in thousands)	108,351	95,600	298,812	259,725
Total average revenue per session (ARPS)	$11.46	$13.00	$12.43	$12.49
Connectivity take rate	6.5%	5.6%	6.4%	6.2%

Commercial Aviation Rest of World
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2016	2015	2016	2015
Aircraft online (at period end)	256	160	256	160
Aircraft equivalents (average during the period)	209	138	193	121
ARPA	$14,536	$11,945	$12,818	$9,780

•	Aircraft online. We define aircraft online as the total number of commercial aircraft on which our equipment is installed and service has been made commercially available as of the last day of each period presented. We assign aircraft to CA-NA or CA-ROW at the time of contract signing as follows: (i) all aircraft operated by North American airlines and under contract for ATG or ATG-4 service are assigned to CA-NA, (ii) all aircraft operated by North American airlines and under a contract for satellite service are assigned to CA-NA or CA-ROW based on whether the routes flown by such aircraft under the contract are anticipated to be predominantly within or outside of North America at the time the contract is signed, and (iii) all aircraft operated by non-North American airlines and under contract are assigned to CA-ROW.

•	Aircraft equivalents. We define aircraft equivalents for a segment as the total number of commercial aircraft online (as defined above) multiplied by the percentage of flights flown within the scope of that segment, rounded to the nearest whole aircraft and expressed as an average of the month end figures for each month in such period. This methodology takes into account the fact that during a particular period certain aircraft may fly routes outside the scope of the segment to which they are assigned for purposes of the calculation of aircraft online.

•	Average monthly service revenue per aircraft equivalent (“ARPA”). We define ARPA for a segment as the aggregate service revenue plus monthly service fees included as a reduction to cost of service revenue for that segment for the period divided by the number of months in the period, divided by the number of aircraft equivalents (as defined above) for that segment during the period. Prior to the three month period ended March 31, 2016, aircraft online were used as the denominator to calculate ARPA. Beginning with the three month period ended March 31, 2016, ARPA is calculated by using aircraft equivalents as the denominator. We believe the revised ARPA methodology more accurately reflects ARPA by segment because it better reflects the number of aircraft that actually generated the revenue while flying within the scope of each segment during a specific period. ARPA for the CA-NA segment for the three and nine month periods ended September 30, 2015 was originally reported as $11,303 and $11,275, respectively, and has been revised to $11,218 and $11,209, respectively, to reflect the change in methodology.

•

Gross passenger opportunity (“GPO”). We define GPO as the aggregate number of passengers who board commercial aircraft on which Gogo service has been available during the period presented. When available directly from our airline partners, we aggregate actual passenger counts across flights on Gogo-equipped aircraft. When not available directly from our airline partners, we estimate GPO. Estimated GPO is calculated by first estimating the number of flights occurring on each Gogo-equipped aircraft, then multiplying by the number of seats on that aircraft, and finally multiplying by a seat factor that is determined from historical information provided to us in arrears by our airline partners. The estimated number of flights is derived from real-time flight information provided to our front-end systems by Air Radio Inc. (ARINC), direct airline feeds and supplementary third-party data sources. These aircraft-level estimates are then aggregated with actual airline-provided passenger counts to obtain total GPO.

•	Total average revenue per session (“ARPS”). We define ARPS as revenue from Passenger Connectivity, excluding non-session related revenue, divided by the total number of sessions during the period. A session, or a “use” of Passenger Connectivity, is defined as the use by a unique passenger of Passenger Connectivity on a flight segment. Multiple logins or purchases under the same user name during one flight segment count as only one session.

•	Connectivity take rate. We define connectivity take rate as the number of sessions during the period expressed as a percentage of GPO. Included in our connectivity take-rate calculation are sessions for which we did not receive revenue, including those provided pursuant to free promotional campaigns and, to a lesser extent, as a result of complimentary passes distributed by our customer service representatives for unforeseen technical issues. For the periods listed above, the number of sessions for which we did not receive revenue was not material.

Business Aviation
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2016	2015	2016	2015
Aircraft online (at period end)
Satellite	5,473	5,430	5,473	5,430
ATG	3,974	3,314	3,974	3,314
Average monthly service revenue per aircraft online
Satellite	$211	$184	$217	$177
ATG	2,535	2,331	2,521	2,246
Units Sold
Satellite	126	123	367	421
ATG	165	224	558	685
Average equipment revenue per unit sold (in thousands)
Satellite	$45	$44	$44	$41
ATG	54	54	57	54

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services as of the last day of each period presented.

•	ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented.

•	Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Average monthly service revenue per ATG aircraft online. We define average monthly service revenue per ATG aircraft online as the aggregate ATG service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Units sold. We define units sold as the number of satellite or ATG units for which we recognized revenue during the period. The total number of ATG units shipped was 190 and 595, respectively, for the three and nine month periods ended September 30, 2016 as compared with 224 and 685, respectively, for the prior year periods. Due to the commencement of a new sales program and resulting orders, we deferred the recognition of 25 and 37, respectively, ATG units shipped during the three and nine month periods ended September 30, 2016, as not all revenue recognition criteria were met. We had no such deferrals on our ATG unit shipments in 2015, or in any period on satellite equipment shipments.

•	Average equipment revenue per satellite unit sold. We define average equipment revenue per satellite unit sold as the aggregate equipment revenue earned from all satellite shipments during the period, divided by the number of satellite units sold.

•	Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG shipments during the period, divided by the number of ATG units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Revenue and Segment Profit (Loss)(1)

(in thousands, Unaudited)

	For the Three Months Ended
	September 30, 2016
	CA-NA	CA-ROW	BA
Service revenue	$88,534	$7,235	$33,330
Equipment revenue	2,191	360	15,617

Total revenue	$90,725	$7,595	$48,947

Segment profit (loss)	$14,509	$(19,924)	$20,655

	For the Three Months Ended
	September 30, 2015
	CA-NA	CA-ROW	BA
Service revenue	$77,673	$3,615	$25,955
Equipment revenue	900	1	18,263

Total revenue	$78,573	$3,616	$44,218

Segment profit (loss)	$11,825	$(19,927)	$18,164

	For the Nine Months Ended
	September 30, 2016
	CA-NA	CA-ROW	BA
Service revenue	$261,751	$17,213	$96,442
Equipment revenue	8,708	731	51,707

Total revenue	$270,459	$17,944	$148,149

Segment profit (loss)	$46,966	$(62,945)	$59,895

	For the Nine Months Ended
	September 30, 2015
	CA-NA	CA-ROW	BA
Service revenue	$225,180	$7,328	$71,536
Equipment revenue	1,518	1	57,546

Total revenue	$226,698	$7,329	$129,082

Segment profit (loss)	$32,685	$(56,199)	$52,510

(1)	Segment profit (loss) is defined as net income (loss) attributable to common stock before interest expense, interest income, income taxes, depreciation and amortization, certain non-cash charges (including amortization of deferred airborne lease incentives and stock compensation expense) and other income (expense).

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Service Revenue(1)

(in thousands, Unaudited)

	For the Three Months
	Ended September 30,
	2016	2015
CA-NA	$36,696	$30,817
BA	8,374	6,518
CA-ROW	11,295	9,135

Total	$56,365	$46,470

	For the Nine Months
	Ended September 30,
	2016	2015
CA-NA	$107,067	$93,902
BA	25,691	18,563
CA-ROW	31,857	25,565

Total	$164,615	$138,030

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Equipment Revenue(1)

(in thousands, Unaudited)

	For the Three Months
	Ended September 30,
	2016	2015
CA-NA	$1,526	$593
BA	8,820	9,220
CA-ROW	181	—

Total	$10,527	$9,813

	For the Nine Months
	Ended September 30,
	2016	2015
CA-NA	$8,335	$1,395
BA	27,986	28,210
CA-ROW	431	—

Total	$36,752	$29,605

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2016	2015	2016	2015
Adjusted EBITDA:
Net loss attributable to common stock (GAAP)	$(33,273)	$(28,870)	$(97,573)	$(73,734)
Interest expense	24,848	16,734	58,701	42,630
Interest income	(852)	(49)	(1,064)	(65)
Income tax provision	469	245	997	961
Depreciation and amortization	26,779	22,224	76,042	61,814

EBITDA	17,971	10,284	37,103	31,606
Stock-based compensation expense	5,000	4,544	12,986	10,843
Amortization of deferred airborne lease incentives	(7,765)	(5,143)	(20,650)	(13,740)
Loss on extinguishment of debt	—	—	15,406	—
Adjustment of deferred financing costs	—	—	(792)	—

Adjusted EBITDA	$15,206	$9,685	$44,053	$28,709

Cash CAPEX:
Consolidated capital expenditures (GAAP) (1)	$(43,653)	$(23,538)	$(128,694)	$(117,783)
Change in deferred airborne lease incentives (2)	330	6,614	8,674	22,632
Amortization of deferred airborne lease incentives (2)	7,697	5,078	20,458	13,569
Landlord incentives	—	59	—	14,963

Cash CAPEX	$(35,626)	$(11,787)	$(99,562)	$(66,619)

	For the year Ending
	December 31, 2016
	Low	High
Cash CAPEX Guidance:
Consolidated capital expenditures (GAAP)	$(150,000)	$(185,000)
Deferred airborne lease incentives	40,000	50,000

Cash CAPEX	$(110,000)	$(135,000)

(1)	See unaudited condensed consolidated statements of cash flows.
(2)	Excludes deferred airborne lease incentives and related amortization associated with STCs for the three and nine month periods ended September 30, 2016 and 2015 as STC costs are expensed as incurred as part of Engineering, Design and Development.

Definition of Non-GAAP Measures

EBITDA represents net income (loss) attributable to common stock before income taxes, interest income, interest expense, depreciation expense and amortization of other intangible assets.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) amortization of deferred airborne lease incentives (iii) loss on extinguishment of debt and (iv) adjustment to deferred financing costs. Our management believes that the use of Adjusted EBITDA eliminates items that, management believes, have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options is determined using the Black-Scholes model and varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe the exclusion of the amortization of deferred airborne lease incentives from Adjusted EBITDA is useful as it allows an investor to view operating performance across time periods in a manner consistent with how management measures segment profit and loss (see Note 14, “Business Segments and Major Customers,” for a description of segment profit (loss) in our unaudited condensed consolidated financial statements). Management evaluates segment profit and loss in this manner, excluding the amortization of deferred airborne lease incentives, because such presentation reflects operating decisions and activities from the current period, without regard to the prior period decision or the form of connectivity agreements. See “—Key Components of Consolidated Statements of Operations—Cost of Service Revenue—Commercial Aviation North America and Rest of World” in our 2015 10-K for a discussion of the accounting treatment of deferred airborne lease incentives.

We believe it is useful to an understanding of our operating performance to exclude the loss on extinguishment of debt and adjustment to deferred financing costs from Adjusted EBITDA because of the non-recurring nature of these charges.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Cash CAPEX represents capital expenditures net of airborne equipment proceeds received from the airlines and incentives paid to us by landlords under certain facilities leases. We believe Cash CAPEX provides a more representative indication of our liquidity requirements with respect to capital expenditures, as under certain agreements with our airline partners we are reimbursed for all or a substantial portion of the cost of our airborne equipment, thereby reducing our cash capital requirements.